EXHIBIT 99

  Investor Release
  FOR IMMEDIATE RELEASE           FOR MORE INFORMATION CONTACT:
  4/22/99                         Investors:  Mary Healy, 630-623-6429
                                  Media:  Chuck Ebeling, 630-623-6150



           McDONALD'S REPORTS 12% INCREASE IN NET INCOME PER SHARE

  OAK BROOK, IL _ McDonald's reported record global results with diluted net income per common share increasing 12 percent for the quarter ended March 31, 1999.

  - Diluted net income per common share increased 12 percent.

  - Systemwide sales and total revenues increased eight percent.

  - Operating income increased 14 percent in the U.S., the fourth consecutive quarter of double-digit increases.(1)

  - More than 6,500, or nearly 50 percent of U.S. and Canadian restaurants, are currently using the Made for You system.

  - Sales were up 16 percent in Latin America, 13 percent in Europe and eight percent in Asia/Pacific in constant currencies.

  - Operating income increased 11 percent in Asia/Pacific, 10 percent in Europe and two percent in Latin America in constant currencies.
  Excluding Russia, Europe's operating income increased 15 percent in constant currencies.

       All information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, such as Russia, whose functional currency is the U.S. dollar.

  Key highlights
  Dollars in millions, except per
  common share data                       1999       1998      Increase
  Quarters ended March 31
  Systemwide sales                    $8,822.8   $8,169.7   $653.1    8%
  Total revenues                       3,035.1    2,804.9    230.2    8
  Operating income                       711.6      642.7     68.9   11
  Net income                             402.7      362.2     40.5   11
  Net income per common share - diluted    .29        .26*     .03   12

  *  Restated for 2-for-1 common stock split in March 1999
  (1) The double-digit increases exclude Made for You costs in the second and fourth quarters of 1998 and the special charge related to the home office productivity initiative in the second quarter of 1998.

  SUMMARY COMMENTARY
       President and Chief Executive Officer Jack M. Greenberg commented, "Our investment in people, innovation and change continues to pay off for McDonald's around the world. Our great start in 1999 is additional evidence that we are on the right track, both in the U.S. and in our international markets. It's another quarter that moves us closer to our vision of being the world's best quick-service restaurant experience."
       Jim Cantalupo, Vice Chairman McDonald's Corporation, Chairman and Chief Executive Officer - McDonald's International said, "Our international business reported another strong quarter - including positive comparable sales. The results were especially noteworthy given the continued economic challenges in some key markets such as Brazil and Russia. International operating income increased nine percent in constant currencies. Excluding Brazil and Russia, the increase was 14 percent in constant currencies.
       "McDonald's continues to successfully manage through difficult economic issues. Europe again led our results, in spite of the diminished performance in Russia. And in Brazil, customer visits to McDonald's have increased, reflecting the skill and effort of our Brazilian team. We are cautiously optimistic that the Brazilian economy will improve as we move through the year. All around the world, we continue to grow our position in the marketplace, by focusing on value and profitable expansion and by leveraging our global infrastructure to build on our significant presence."
       Alan D. Feldman, President - McDonald's U.S.A. said, "The strong momentum in the U.S. business continued in the first quarter, despite difficult weather in January. We generated our fifth consecutive quarter of positive comparable sales. We again scored high in our core kids business with two of our most successful Happy Meal promotions of all time, Winnie the Pooh and, in late March, Furbies. I am proud of our owner/operators and employees, whose upbeat perspective and enthusiasm for the business greatly contributed to our performance.
       "Made for You, our new food preparation system, continues to be a top priority. About 5,500 U.S. restaurants have implemented the system and we are on track to achieve our goal of installation in virtually all U.S. restaurants by the end of 1999. As a result of Made for You, not only are we serving fresher, great-tasting food, we continue to see lower operating costs, increased customer satisfaction and improved employee morale. In addition, the system will be a platform for menu innovation."

  CONSOLIDATED OPERATING RESULTS
  Net Income and Net Income per Common Share
       For the quarter, net income and diluted net income per common share increased 11 percent and 12 percent, respectively, both as reported and in constant currencies.
       Weighted average shares outstanding for the first quarter were lower compared with the prior year due to the Company's share repurchase program. However, diluted weighted average shares outstanding increased over the prior year as the 63 percent increase in the stock price caused outstanding stock options to be more dilutive.
       During the first quarter, the Company repurchased five million shares of its common stock for approximately $170 million, under the Company's three-year, $3.5 billion program.

  Systemwide Sales and Revenues
       Systemwide sales represent sales by Company-operated, franchised and affiliated restaurants. Total revenues include sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees include rent, service fees and royalties that are based on a percent of sales with specified minimum payments along with initial fees.
       On a global basis, the increases in sales and revenues for the quarter were due to expansion and positive comparable sales. Foreign currency translation had a slightly positive impact on Systemwide sales and a slightly negative impact on total revenues, primarily because the stronger Japanese Yen had a greater positive currency translation impact on sales compared to revenues. This is due to our affiliate structure in Japan. Under this structure, we record a small percentage of Japan's sales as revenues, whereas 100 percent of their sales are included in Systemwide sales. On a constant currency basis, revenues increased at a higher rate than sales, due to the higher unit growth rate of Company-operated restaurants outside the U.S. relative to Systemwide restaurants.

  Systemwide sales
  Dollars in millions              1999      1998    Increase/(Decrease)
                                                          As   In Constant
                                                    Reported   Currencies*
  Quarters ended March 31
  U.S.                         $4,287.4  $4,119.2          4%         n/a
  Europe                        2,261.8   1,949.9         16           13%
  Asia/Pacific                  1,511.3   1,334.0         13            8
  Latin America                   393.6     410.6         (4)          16
  Other                           368.7     356.0          4            9
      Total Systemwide sales   $8,822.8  $8,169.7          8%           8%

  * Excluding the effect of foreign currency translation on reported results n/a Not applicable

       U.S. sales increased due to positive comparable sales and restaurant expansion. Promotions, particularly Big Mac and Winnie the Pooh, and local market initiatives contributed to the sales increase.
       In Europe, positive comparable sales and expansion drove the constant currency sales increase. Strong performances in Germany, Italy, Spain and the U.K. drove this increase. Sales growth in France also contributed to the increase. Continuing difficult economic conditions in Russia negatively affected Europe's sales growth.
       In Asia/Pacific, the constant currency sales increase was driven by expansion, partly offset by negative comparable sales. Australia and Japan were the principal contributors to the segment's total constant currency sales increase.
       In Latin America, the constant currency sales increase was driven by expansion, partly offset by negative comparable sales. Sales in this segment were negatively affected by the economic turmoil in Brazil, including the significant devaluation of the Real. Double-digit comparable sales increases in Mexico and Venezuela contributed to the increase.

  Combined Operating Margins
       Combined operating margin dollars increased $54.9 million, or six percent in the first quarter, primarily driven by expansion and positive comparable sales.
       Company-operated margins as a percent of sales decreased for the quarter. Payroll costs and occupancy & other expenses increased as a percent of sales, while food & paper costs decreased.

  Combined operating margins            Quarters ended
                                           March 31
                                       1999      1998
  Dollars in millions
  Company-operated                 $  361.1    $350.9
  Franchised                          677.2     632.5
     Combined operating margins    $1,038.3    $983.4
  Percent of sales/revenues
  Company-operated                     16.6%     17.4%
  Franchised                           79.1      80.0

       As a percent of sales, U.S. Company-operated margins increased slightly. Lower food & paper costs were partly offset by higher payroll costs and higher occupancy & other operating expenses as a percent of sales.
       Outside the U.S., Company-operated margins decreased as a percent of sales. Lower food & paper costs were offset by increases in payroll costs and occupancy & other operating expenses as a percent of sales. Economic difficulties in Russia and Brazil negatively impacted Company-operated margins, accounting for nearly 70 percent of the decline from the prior year in the margin percent outside the U.S.
       Franchised margin dollars comprised more than 60 percent of the combined operating margins, the same as in the prior year. Franchised margin dollars increased seven percent for the quarter, despite a decline in franchised margins as a percent of applicable revenues.
       As a percent of revenues, U.S. franchised margins decreased slightly for the quarter, reflecting higher occupancy costs, including rent expense, driven by an increase in the number of leased sites. Higher occupancy costs and the consolidation, for financial reporting purposes, of Sweden in 1999 and South Korea and Thailand in second quarter 1998 negatively affected franchised margins outside the U.S. in the first quarter.

  Selling, General & Administrative Expenses
       Selling, general & administrative expenses decreased slightly for the quarter. In the U.S., selling, general & administrative expenses decreased due to savings as a result of the home office productivity initiative. Outside the U.S., selling, general & administrative expenses increased at a rate substantially less than the sales growth rate. The consolidation, for financial reporting purposes, of three affiliate markets in 1999 and second quarter 1998 and spending to support restaurant development primarily drove the increase. As a result of the home office productivity initiative, the Company expects to save about $100 million of selling, general & administrative expenses per year, beginning in 2000, with about two-thirds of the annual savings expected to be realized in 1999. About $15 million of these savings were realized in 1998.

  Other Operating (Income) Expense
       Other operating (income) expense consists of transactions related to franchising and the food service business. The increase in equity in earnings of unconsolidated affiliates was primarily due to Japan, which benefited from a lower effective tax rate and the stronger Japanese Yen. Made for You costs related primarily to accelerated depreciation on equipment being replaced in U.S. Company-operated restaurants.

  Other operating (income) expense                   Quarters ended
                                                        March 31
  Dollars in millions                                1999    1998
  Gains on sales of restaurant businesses          $(11.3)  $(8.0)
  Equity in earnings of unconsolidated affiliates   (21.7)  (12.4)
  Made for You costs                                  4.2     -
  Other (income) expense                             15.6    18.1
      Other operating (income) expense             $(13.2)  $(2.3)

  Operating Income
       Consolidated operating income increased $68.9 million, or 11 percent, and U.S. operating income increased $37.4 million or 14 percent for the quarter. These increases were driven by higher combined operating margin dollars, higher other operating income and lower selling, general & administrative expenses.

  Operating income
  Dollars in millions          1999     1998   Increase/(Decrease)
                                                     As  In Constant
                                               Reported  Currencies*
  Quarters ended March 31
  U.S.                        $314.1   $276.7       14%         n/a
  Europe                       252.8    223.8       13           10%
  Asia/Pacific                  91.3     79.8       14           11
  Latin America                 31.9     39.0      (18)           2
  Other                         21.5     23.4       (8)          (3)
     Total operating income** $711.6   $642.7       11%          11%

  * Excluding the effect of foreign currency translation on reported results
  ** For financial reporting purposes, Corporate selling, general & administrative expenses (costs related to home office support of the Company's global business) were allocated to the various geographic segments, beginning in 1999. Prior year amounts have been restated to conform to this presentation.
  n/a  Not applicable

       Europe's operating income increased 10 percent for the quarter in constant currencies. The strong results of Germany, Italy and Spain drove this segment's performance. France and the U.K. also contributed to the increase. In addition, Europe's operating income benefited from the consolidation of Sweden, due to an increase in ownership. Europe's growth was dampened by the difficult economic conditions in Russia. Excluding Russia, Europe's operating income increased 15 percent for the quarter in constant currencies.
       Operating income in Asia/Pacific increased 11 percent for the quarter in constant currencies. The increase was driven primarily by Japan, which benefited from a lower effective tax rate. In addition, the consolidation of South Korea and Thailand in second quarter 1998 contributed to the increase.
       Latin America's operating income increased two percent for the quarter in constant currencies. Mexico and Puerto Rico were the primary contributors to this increase. Brazil's difficult economic conditions and currency devaluation had a significant adverse effect on this segment's operating results. We are cautiously optimistic that improvements in the Brazilian economy will lessen the effect as we move through the year. On an as reported basis, Brazil accounted for about 50 percent of Latin America's operating income for the quarter compared with 75 percent in the prior year.

  Interest and Income Taxes
       Slightly higher interest expense reflected higher debt levels and stronger foreign currencies, partly offset by lower average interest rates.
       The effective income tax rate was 33.0 percent for the first quarter of 1999 and 1998. For the year 1999, the Company expects the effective tax rate to be in the range of 32.5 percent to 33.5 percent.

  IMPACT OF FOREIGN CURRENCIES ON REPORTED RESULTS
       While changing foreign currencies affect reported results, McDonald's lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows and by purchasing goods and services in local currencies.
       The Deutsche Mark, French Franc and Japanese Yen were the primary currencies positively affecting reported results, while the weakened Australian Dollar, Brazilian Real and the Canadian Dollar had a negative effect on reported results.

  Effect of foreign currency                                 Increase
  translation on worldwide                               Over Prior Period
  reported results
  Dollars in millions, except
  per common share data      As In Constant       Currency       As In Constant
                       Reported Currencies* (Benefit)/Loss Reported Currencies*
  Quarter ended March 31, 1999
  Systemwide sales     $8,822.8    $8,802.0       $(20.8)        8%         8%
  Total revenues        3,035.1     3,069.8         34.7         8          9
  Operating income        711.6       711.5         (0.1)       11         11
  Net income              402.7       402.0         (0.7)       11         11
  Net income per common
    share - diluted         .29         .29            -        12         12

  * Excluding the effect of foreign currency translation on reported results

  FORWARD-LOOKING STATEMENTS
       Certain forward-looking statements are included in this report.
  They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results could differ materially due to the success of operating initiatives, advertising and promotional efforts, Year 2000 compliance efforts and Euro conversion efforts, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; availability and cost of land and construction; legislation and government regulation; and accounting policies and practices.


                           McDONALD'S CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF INCOME

  Dollars and shares in millions, except per common share data
  --------------------------------------------------------------------
                                                            Inc/(Dec)
  Quarters ended March 31,           1999         1998        $     %
  --------------------------------------------------------------------
  SYSTEMWIDE SALES               $8,822.8     $8,169.7      653.1   8
  Revenues
  Sales by Company-operated
   restaurants                    2,179.1      2,014.3      164.8   8
  Revenues from franchised
   and affiliated restaurants       856.0        790.6       65.4   8

  TOTAL REVENUES                  3,035.1      2,804.9      230.2   8

  Operating costs and expenses
  Company-operated restaurants    1,818.0      1,663.4      154.6   9
  Franchised restaurants
   --occupancy costs                178.8        158.1       20.7  13
  Selling, general &
   administrative expenses          339.9        343.0       (3.1) (1)
  Other operating (income)
   expense                          (13.2)        (2.3)     (10.9) n/m
       Total operating costs
        and expenses              2,323.5      2,162.2      161.3   7

  OPERATING INCOME                  711.6        642.7       68.9  11

  Interest expense                  105.2        102.8        2.4   2

  Nonoperating (income) expense       5.7         (0.3)       6.0  n/m

  Income before provision
   for income taxes                 600.7        540.2       60.5  11

  Provision for income taxes        198.0        178.0       20.0  11

  NET INCOME                     $  402.7     $  362.2       40.5  11

  NET INCOME PER COMMON SHARE    $   0.30     $   0.26*      0.04  15

  NET INCOME PER COMMON
   SHARE - DILUTED               $   0.29     $   0.26*      0.03  12

  Weighted average common
   shares outstanding             1,357.3      1,372.8*

  Weighted average common
   shares outstanding--diluted    1,409.2      1,403.9*

  *  Restated for 2-for-1 common stock split in March 1999.
  n/m  Not meaningful


                MCDONALD'S CORPORATION FINANCIAL INFORMATION

  Dollars in millions
  --------------------------------------------------------------------
                                                            Inc/(Dec)
  Quarters ended March 31,        1999        1998          $       %
  --------------------------------------------------------------------
  SYSTEMWIDE SALES
  By Type
  Operated by franchisees     $5,439.9    $5,030.2      409.7       8
  Operated by the Company      2,179.1     2,014.3      164.8       8
  Operated by affiliates       1,203.8     1,125.2       78.6       7
                              $8,822.8    $8,169.7      653.1       8

  TOTAL REVENUES
  By Segment
  U.S.                        $1,151.3    $1,102.0       49.3       4
  Europe                       1,156.2       990.3      165.9      17
  Asia/Pacific                   421.6       376.3       45.3      12
  Latin America                  163.6       192.9      (29.3)    (15)
  Other                          142.4       143.4       (1.0)     (1)
                              $3,035.1    $2,804.9      230.2       8


  RESTAURANT MARGINS
  ------------------------------------------
                    Quarters ended March 31
                           1999        1998
  ------------------------------------------
  Company-operated
  U.S.                    16.6%       16.4%
  Outside the U.S.        16.6%       17.9%

  Franchised
  U.S.                    79.9%       80.1%
  Outside the U.S.        78.1%       79.8%


  % CONTRIBUTION TO
  CONSOLIDATED MARGINS
  ------------------------------------------
                    Quarters ended March 31
                           1999        1998
  ------------------------------------------
  Company-operated
  U.S.                       31          30
  Outside the U.S.           69          70
                            100         100
  Franchised
  U.S.                       57          58
  Outside the U.S.           43          42
                            100         100


                MCDONALD'S CORPORATION RESTAURANT INFORMATION

  -------------------------------------------------------------------
  At March 31,                    1999        1998    Increase
  -------------------------------------------------------------------
  By Type
  Operated by franchisees       15,316      14,366         950
  Operated by the Company        5,693       5,065         628
  Operated by affiliates         3,946       3,915          31
     Systemwide restaurants     24,955      23,346       1,609

  By Segment
  U.S.                          12,462      12,413          49
  Europe
     Germany                       932         855          77
     England                       817         757          60
     France                        722         647          75
     Italy                         202         173          29
     Spain                         191         151          40
     Netherlands                   187         177          10
     Sweden                        178         155          23
     Other                       1,241       1,028         213
     Total Europe                4,470       3,943         527
  Asia/Pacific
     Japan                       2,897       2,467         430
     Australia                     666         650          16
     Taiwan                        303         254          49
     China                         225         196          29
     Philippines                   198         164          34
     Hong Kong                     155         142          13
     Other                         685         674          11
     Total Asia/Pacific          5,129       4,547         582
  Latin America
     Brazil                        681         482         199
     Argentina                     170         138          32
     Other                         582         489          93
     Total Latin America         1,433       1,109         324
  Other
     Canada                      1,091       1,054          37
     Other                         370         280          90
     Total Other                 1,461       1,334         127
     Systemwide restaurants     24,955      23,346       1,609

  Countries                        115         109


  --------------------------------------------------
  Quarters ended March 31,        1999        1998
  --------------------------------------------------
  Additions
  U.S.*                            (10)         33
  Europe                            49          57
  Asia/Pacific                      74          91
  Latin America                     28          18
  Other                             14          15
     Systemwide additions          155         214


  * Includes the closing of about 30 low-volume satellite locations in 1999.